Exhibit 10.51

AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into this 19th day of May, 2017, by and among IPT BTC II GP LLC, a Delaware limited liability company (the “General Partner”) and Industrial Property Advisors Sub III LLC, a Delaware limited liability company (the “Advisor Sub”). The General Partner is an indirect subsidiary of Industrial Property Trust Inc., a Maryland corporation (“IPT”).
RECITALS:
A.    The General Partner is the general partner of Build-to-Core Industrial Partnership II LP, a Delaware limited partnership (the “Partnership”), and has entered into that certain Agreement of Limited Partnership of the Partnership, dated as of the date hereof (the “Partnership Agreement”), by and among the General Partner, IPT BTC II LP LLC, a Delaware limited liability company, which is a subsidiary of IPT (the “IPT Limited Partner” and, together with the General Partner, collectively, the “IPT Partners”), Industrial Property Advisors Sub IV LLC, a Delaware limited liability company (the “Advisor Sub IV”), BCG BTC II Investors LLC, a Delaware limited liability company (the “BCG Investors”) and the QuadReal Limited Partner (as defined therein) (each a “Limited Partner” and, together with the IPT Partners, the Advisor Sub IV and the BCG Investors, collectively, the “Partners”).
B.    The Partnership Agreement sets forth the terms pursuant to which the Partners intend to jointly invest in a portfolio of industrial properties located in major United States distribution markets. Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Partnership Agreement.
C.    Pursuant to Article 6 of the Partnership Agreement, the General Partner, in its capacity as General Partner, is obligated to provide or appoint others, including its affiliates, to provide the Partnership with day-to-day management services, including but not limited to acquisition and asset management services and, to the extent applicable with respect to certain Partnership investments, development and construction management, property management, leasing and disposition services. The Partnership has agreed to pay certain fees (the “Fees”) as compensation for providing the services to the Partnership (the “Services”) that are specifically enumerated in Section 6.3(a) of the Partnership Agreement, other than any investment advisory services with respect to securities (“Investment Advisory Services”), including, where applicable, providing such services to the subsidiaries of the Partnership. The Fees are set forth in Exhibit D to the Partnership Agreement.
D.    Pursuant to the Fourth Amended and Restated Advisory Agreement, dated as of August 12, 2016 (the “Advisory Agreement”), by and among IPT, Industrial Property Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) and Industrial Property Advisors LLC, a Delaware limited liability company (the “Advisor”), the Advisor provides acquisition and asset management services and, to the extent applicable with respect to certain of IPT’s investments, development and construction management, property management, leasing and disposition services to IPT and IPT’s subsidiaries. The General Partner does not and will not have any employees. Accordingly, the General Partner desires to appoint the Advisor Sub, a subsidiary of the Advisor as the provider of the Services and to assign to the Advisor Sub all the Fees associated therewith, except for the Guaranty Fee (such assigned Fees which exclude the Guaranty Fee referred to herein as the “Assigned Fees”), and the Advisor Sub desires to accept such appointment and such assignment.
E.    The General Partner acknowledges and agrees that one hundred percent (100%) of the Assigned Fees should be paid directly by the Partnership to the Advisor Sub, as the entity that shall provide the Services to the Partnership and its subsidiaries.
NOW THEREFORE, the General Partner and the Advisor Sub hereby agree as follows:
1.Appointment. The General Partner hereby appoints the Advisor Sub as the provider of the Services and assigns to the Advisor Sub the obligation to provide and perform all of the Services. The Advisor Sub hereby accepts such appointment and such assignment, and agrees to provide and perform the Services. The General Partner and the Advisor Sub expressly acknowledge and agree that (a) none of the General Partner, IPT or any of their affiliates (other than the Advisor Sub) shall, either directly or indirectly, provide or perform any of the Services and (b) the General Partner and the Partnership may appoint any person or entity other than the Advisor Sub, including, without limitation, any of their respective affiliates, to provide Investment Advisory Services to the Partnership. The Advisor Sub shall not provide Investment Advisory Services to the Partnership and shall not receive any fees or other compensation for the provision of Investment Advisory Services to the Partnership.
2.    Assigned Fees. As consideration for the Advisor Sub’s appointment to provide and perform the Services, the General Partner hereby assigns and transfers to the Advisor Sub all of its right, title and interest in and to the Assigned Fees and each installment thereof. The General Partner shall direct the Partnership to pay the Assigned Fees directly to Advisor Sub. As a result of the payment of the Assigned Fees pursuant to this Section 2, the fees payable to the Advisor under the Advisory Agreement will be reduced by the product of (a) the Assigned Fees paid to the Advisor Sub, and (b) the percentage interest of the Partnership owned by IPT or any entity in which IPT directly or indirectly owns an interest.
3.    Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as follows:

If to the General Partner:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas G. McGonagle

with a courtesy copy to:	Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Judith D. Fryer

If to the Advisor Sub:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Evan H. Zucker

with a courtesy copy to:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Gary M. Reiff, Esq.

4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed wholly within that State.
5.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.
6.    Further Assurances. Each party shall execute and deliver to the other all such further instruments as may be reasonably requested to make effective any provision of this Agreement.
7.    Attorney Fees. If any of the parties obtains a judgment or arbitration award against any other party by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court or arbitrator shall be included in such judgment.
8.    Captions/Pronouns. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
9.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns. Without limiting the generality of the foregoing, to the extent that the General Partner assigns its rights as general partner under the Partnership Agreement, it covenants that it will require any successor to expressly assume the General Partner’s obligations hereunder.
10.    Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to each of the parties to this Agreement shall impair or affect the right of any such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted.

11.    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be stricken and the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
12.    Amendment. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by the General Partner and the Advisor Sub, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.
13.    Venue. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Colorado; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section.
14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
15.    Arbitration. Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered by the Judicial Arbiter Group (“JAG”) in Denver, Colorado, before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect, and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from JAG, but if they are unable to do so, then JAG shall designate an arbitrator. Any arbitrator selected by the parties or JAG shall be a qualified person who has experience with complex commercial disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.
16.    Extension for Non-Business Days. Notwithstanding anything herein to the contrary, if the date for performance of any obligation under this Agreement falls on a Saturday, Sunday or federal holiday, performance shall be deemed to be required only on the first day thereafter which is not a Saturday, Sunday or federal holiday.
17.    Termination.
(a)    Subject to Sections 17(b), (c) and (d), this Agreement shall terminate immediately upon the termination of the Advisory Agreement. After the date of termination of this Agreement (the “Termination Date”), the Advisor Sub shall not be entitled to compensation for further services hereunder except it shall be entitled to receive within thirty (30) days after the Termination Date all earned but unpaid fees payable to the Advisor Sub prior to the Termination Date and not paid to the Advisor Sub as of the Termination Date. The Advisor Sub shall cooperate with the General Partner to provide an orderly management transition. This Section 17(a) shall survive termination.
(b)    If the Advisory Agreement is terminated without “Cause” (as defined in the Advisory Agreement), the Advisor Sub shall have the option, in the Advisor Sub’s sole discretion and subject to the requirements of the Partnership Agreement, to elect to become the “Administrative General Partner” of the Partnership in accordance with Section 17(c) (the “Option”). If the Advisor Sub elects to exercise the Option, the General Partner and the Advisor Sub shall engage in the process set forth in Section 17(c) (the “Option Process”) and this Agreement shall terminate on the later to occur of (i) the termination of the Advisory Agreement and (ii) the expiration of the Option Period (as defined in Section 17(d)). If the Advisor Sub does not elect to exercise the Option, this Agreement shall terminate in accordance with Section 17(a).
(c)    Option Process.
(i)    If the Advisor Sub elects to exercise the Option, the General Partner and the Advisor Sub shall jointly notify the QuadReal Limited Partner in writing that pursuant to Section 6.3(a) of the Partnership Agreement, the General Partner and the Advisor Sub have agreed to:
(A)    divide the role of General Partner into two roles consisting of the “Managing General Partner” and the “Administrative General Partner”;
(B)    make the General Partner the “Managing General Partner”;
(C)    make the Advisor Sub the “Administrative General Partner”;

(D)    provide that the General Partner, as the “Managing General Partner”, shall continue to have all of the rights and obligations attributed to the General Partner in the Partnership Agreement in effect as of the date of this Agreement, subject to Sections 17(c)(i)(E) and 17(c)(i)(F);
(E)    provide that the General Partner, as the “Managing General Partner” and the Advisor Sub, as the “Administrative General Partner” shall jointly, and not individually, propose any Major Decisions set forth in Section 6.2 of the Partnership Agreement to the Executive Committee; and
(F)    provide that (1) the “Administrative General Partner” shall be obligated to provide the Services and shall be paid the Assigned Fees for providing the Services and (2) except as provided in Section 17(c)(i)(E) and this Section 17(c)(i)(F), the “Administrative General Partner” shall have no rights to manage or control the Partnership and the “Administrative General Partner” shall not have any other rights under the Partnership Agreement except as the holder of any Interest (as defined in the Partnership Agreement), if applicable.
(d)    Option Period. The “Option Period” shall commence upon the General Partner’s delivery to the Advisor or receipt from the Advisor, as applicable, of written notice of termination of the Advisory Agreement (the “Notice Date”) and shall expire sixty (60) days following the Notice Date.
18.    Indemnification by the General Partner and IPT. The General Partner and IPT shall indemnify and hold harmless the Advisor and the Advisor Sub, including their respective members, managers, officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties under the Partnership Agreement or this Agreement and related expenses, including reasonable attorneys' fees, (all collectively referred to as “Liabilities”) subject to any limitations imposed by the laws of the State of Maryland or the Articles of Amendment and Restatement of IPT. Notwithstanding the foregoing, the General Partner and IPT may not indemnify or hold harmless the Advisor, its Affiliates (including the Advisor Sub) or any of their respective members, managers, officers, directors, partners or employees in any manner that would be inconsistent with the provisions of Section II.G of the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association.
19.    Indemnification by Advisor and the Advisor Sub. The Advisor and Advisor Sub shall indemnify and hold harmless the General Partner and IPT, including their respective members, managers, officers, directors, partners and employees from all Liabilities incurred by reason of the Advisor’s or the Advisor Sub’s bad faith, fraud, willful misfeasance, gross misconduct, gross negligence or reckless disregard of its duties, but the Advisor and the Advisor Sub shall not be held responsible for any action of the General Partner or the board of directors of IPT in following or declining to follow any advice or recommendation given by the Advisor Sub.
20.    Contribution. If the General Partner is required to indemnify any of the Indemnitees (as defined in the Partnership Agreement) for any Losses (as defined in the Partnership Agreement) arising from actions, inactions or events occurring during a time that the Advisor Sub is serving as the Administrative General Partner of the Partnership, then Advisor Sub shall promptly pay to the General Partner, the Advisor Sub's proportionate share of any amounts required to be paid by the General Partner with respect to such Liabilities, in proportion to the relevant fault of Advisor Sub on the one hand, and the General Partner on the other hand.
21.    Effective Date. The General Partner and the Advisor Sub agree that this Agreement shall be effective as of the date hereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
IPT BTC II GP LLC
By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By: Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member
By: Industrial Property Trust Inc., a Maryland corporation, its general partner
By: /s/ Thomas G. McGonagle
Thomas G. McGonagle
Chief Financial Officer
Industrial Property Advisors Sub III LLC
By: Industrial Property Advisors LLC, a Delaware limited liability company, its sole member
By: Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member
By: /s/ Evan H. Zucker
Evan H. Zucker
Manager
Industrial Property Advisors LLC
By: Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member
By: /s/ Evan H. Zucker
Evan H. Zucker
Manager